EXHIBIT 10.37

                            STOCK EXCHANGE AGREEMENT
                          FRANK & WALTER COMPUTER GMBH



                                TABLE OF CONTENTS


SECTION                                                                    PAGE
-------                                                                    ----

1.       EXCHANGE OF SHARES..................................................2

2.       ADDITIONAL AGREEMENTS...............................................3

3.       REPRESENTATIONS, COVENANTS AND WARRANTIES OF FRANK..................6

4.       REPRESENTATIONS AND WARRANTIES OF CHS..............................14

5.       CONDUCT OF BUSINESS PENDING CLOSING................................18

6.       CONDITIONS TO OBLIGATIONS OF ALL PARTIES...........................19

7.       CONDITIONS TO OBLIGATIONS OF CHS...................................20

8.       CONDITIONS TO OBLIGATIONS OF FRANK.................................21

9.       INDEMNITY..........................................................22

10.      TERMINATION........................................................26

11.      MISCELLANEOUS......................................................27



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                            STOCK EXCHANGE AGREEMENT


         THIS STOCK EXCHANGE AGREEMENT (the "Agreement") is entered into this 19th day of December, 1996, by and between CHS ELECTRONICS, INC., a Florida corporation ("CHS"), and MR. CARSTEN FRANK ("Frank").


                                    RECITALS

         A. FRANK & WALTER Computer GmbH (the "Company" or "F&W"), a German limited liability company, is entered in the Register of Companies at the Braunschweig Local Court under the number HRB 2417. The nominal capital of F&W is currently DM 17,000,000 (17,000,000 million German marks) (the "F&W Capital"), divided into eleven shares (the "F&W Shares") with the denominations set forth in Exhibit "A" hereto. Carsten Frank owns all (100%) of the F&W Shares.

         B. F&W owns interests in the following corporations (each a "Subsidiary", and collectively the "Subsidiaries"):

                  - Morse Handels- und Produktions GmbH, entered in the Register of Companies at the Braunschweig Local Court under HRB 3243 ("MHP");

                  - M&M Marketing and Media GmbH, entered in the Register of Companies at the Braunschweig Local Court under HRB 3570 ("M&M"); and

                  - Success Management Software GmbH, entered in the Register of Companies at the Braunschweig Local Court under HRB 2932 ("SMS").

F&W owns 100% of the nominal capital of MHP, 80% of the nominal capital of M&M and 60% of the nominal capital of SMS.

         C. F&W has sold its interests in: (i) Micro Computer DOS GmbH, entered in the Register of Companies at the Bruhl Local Court under HRB 1628 ("MC DOS"); and (ii) Barthels, Kather und Frank, a real estate partnership under the Civil Code ("BKF"). F&W holds as trustee 50% of the nominal capital of MC DOS. F&W also holds as trustee a 50% interest in BKF.

         D. F&W is engaged in the development, production, acquisition, sales, and distribution of hardware and software, office equipment, technical equipment and components of all kinds, plus all related activities, including activities such as technical and business consultancy services (collectively, the "Business").


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         E. CHS has an authorized capital consisting of 5,000,000 shares of
Preferred Stock, none of which are issued or outstanding and 100,000,000 shares of Common Stock, par value $.001 per share (the "CHS Common Stock"), 12,174,073 of which were issued and outstanding on June 30, 1996.

         F. Frank desires to transfer to CHS all his F&W Shares, in exchange for shares of CHS Common Stock to be issued by CHS to Frank (the "Share Exchange"), all on the terms and conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual premises herein set forth and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       EXCHANGE OF SHARES.

                  1.1 SHARE EXCHANGE. With effect as of the Closing Date (as defined below), and subject to the conditions set forth herein, Frank hereby sells and transfers to CHS all of the F&W Shares, which CHS shall accept, in exchange for 2,200,000 shares of CHS Common Stock (the "CHS Shares") to be issued by CHS to Frank; PROVIDED, HOWEVER, that the number of CHS Shares to be issued to Frank is subject to adjustment as required to reflect any change in the CHS Shares by way of stock split, stock dividend, combination, recapitalization or similar transaction occurring between the date hereof and the Closing Date. CHS shall issue and deliver the CHS Shares to Frank simultaneously with the transfer of the F&W Shares. In addition, as additional consideration for the F&W Shares, CHS shall pay $10,000 in cash to Frank at Closing.

                  1.2 TRANSACTIONS AND DOCUMENTS AT CLOSING. At the Closing (as defined below), in addition to the other actions and deliveries required under other provisions hereof,(i) CHS shall cause stock certificates representing the CHS Shares to be duly issued and delivered to Frank; and (ii) the notary recording this Agreement shall not provide the parties with an official copy thereof until presentation of the following: (1) a letter from the German Federal Cartel Office approving the Share Exchange; (2) a letter from the U.S. Federal Trade Commission acknowledging early termination of the HSR Act (as defined below) waiting period or a joint letter from the parties acknowledging expiration thereof; (3) a certificate of Frank acknowledging fulfillment and satisfaction of the conditions specified in Sections 6 and 8; (4) a certificate of CHS acknowledging fulfillment and satisfaction of the conditions

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specified in Sections 6 and 7; and (5) stock certificates representing the CHS
Shares. Upon presentation of items (1) through (5) above, the notary shall: (A) attach copies of the foregoing documents as exhibits to this recorded Agreement, which serves as part of the notarial deed; (B) provide the parties with an official copy of the notarial deed, which shall transfer the F&W Shares to CHS; and (C) deliver the stock certificates representing the CHS Shares to Frank.

                  1.3 CLOSING. Upon the satisfaction of the conditions precedent set forth in Sections 2, 6, 7 and 8 hereof, the Share Exchange and the other transactions contemplated hereby shall be consummated by the parties to this Agreement (the "Closing"). The date of Closing is referred to herein as the "Closing Date." If the Closing is consummated, then all profits earned by F&W, and all losses incurred by F&W in the ordinary course of business, from and after January 1, 1997, shall inure to the benefit or detriment of CHS; provided, nothing contained in this Section 1.3 shall release Frank from his representations, warranties or covenants hereunder or his obligations to indemnify CHS under Article 9.

                  1.4 CAPITAL CONTRIBUTION BY CHS. Immediately after Closing, CHS shall pay, without right of offset, the sum of DM 8,500,000 to F&W, in cash (the "CHS Contribution"), as a capital contribution.

         2.       ADDITIONAL AGREEMENTS.

                  2.1        MERGER CONTROL.

                           2.1.1     Notwithstanding anything to the contrary
contained herein, because the Share Exchange is subject to preventative merger control (prior approval) according to section 24a, paragraph 1, GWB, and the HSR Act, it shall be a condition precedent to the parties' obligations to complete the Share Exchange that: (i) the Federal Cartel Office has made an announcement approving the Share Exchange pursuant to section 24a, paragraph 4, GWB, or that the planned Share Exchange cannot be prohibited in accordance with section 24a, paragraph 2, GWB; and (ii) the FTC or Justice Department (as defined below) has made an early termination of the waiting period or allowed the waiting period to expire.

                           2.1.2     The parties shall promptly prepare and file
the appropriate Federal Cartel Office application forms (the "Application"). Each party shall furnish to the other copies of its Application prior to filing, shall allow the other party reasonable opportunity to comment thereon, and shall promptly notify the other party of any request by the Federal Cartel Office

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or other regulatory authority for additional information with respect to such filings. The parties shall cooperate in responding promptly to any such request. Such filings shall conform to the requirements of law applicable to the filing party.

                           2.1.3     The parties shall promptly prepare and file
with the Federal Trade Commission ("FTC") and with the United States Department of Justice ("Justice Department"), the Notification and Report Form required with respect to the transactions contemplated hereby under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). The parties shall each furnish to the other copies of the Notification and Report Form, and shall each promptly notify the other party to this Agreement of any request by the FTC or Justice Department for additional information with respect to such filings. The parties shall cooperate in responding promptly to any such request. Such filings shall conform to the requirements of the HSR Act and the rules promulgated thereunder applicable to the filing party.

                           2.1.4     If there are indications that the Share
Exchange is threatened with prohibition by the aforesaid authorities, the parties shall immediately contact each other and shall use their best efforts to remove the items standing in the way of the Share Exchange, so long as such removal does not adversely affect, or impose conditions on, the business of CHS or F&W.

                  2.2         U.S. SECURITIES LAWS.

                             2.2.1     The issuance of CHS Common Stock to Frank
hereunder shall not be registered under the U.S. Securities Act of 1933 (the "1933 Act") by reason of the exemption provided by Section 4(2) thereunder; and such shares may not be further transferred unless such transfer is registered under applicable securities laws or, in the reasonable opinion of CHS's counsel, such transfer qualifies for an exemption from such registration. The certificates evidencing the CHS shares to be transferred to Frank shall be legended to reflect the foregoing restriction.

                           2.2.2     Frank has received and reviewed copies of
the following disclosure documents (collectively, the "SEC Documents") filed by CHS with the SEC: (1) Quarterly Report on Form 10-Q for the nine month and quarterly periods ended September 30, 1996 (the "10-Q Report"); (2) Information Statements mailed to shareholders in connection with the shareholders meeting held on June 28, 1996 (the "Information Statement"); (3) Annual Report and 10-K Report for the year ended December 31, 1995 (the "10-K Report"); and (4) Prospectus, dated June 7, 1996, relating to the sale of up to

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5,500,000 shares of CHS Common Stock (the "Prospectus"); and (5) the 8-K Report
and the 8-KA Report filed with the SEC relating to the Merisel Acquisition (as defined below).

                  2.3 ACCESS AND INSPECTION, ETC. The parties have allowed and shall allow each other and their authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the properties, books, contracts, commitments and records of F&W and CHS for the purpose of making such investigations as they may reasonably request in connection with the transactions contemplated hereby, and shall furnish CHS and Frank (as appropriate) such information as such party may reasonably request.

                  2.4 CONFIDENTIAL TREATMENT OF INFORMATION. From and after the date hereof, the parties hereto shall and shall cause their representatives to hold in confidence this Agreement (including the Schedules hereto), all matters relating hereto and all data and information obtained with respect to the other parties or their business, and not use this Agreement (including the Schedules hereto) or such data or information or disclose the same to others (excluding the parties' lawyers and auditors), except such data or information as is published or is a matter of public record, or as compelled by legal process. In the event this Agreement is terminated pursuant to Section 10 hereof, each party shall promptly return to the other(s) any statements, documents, schedules, exhibits or other written information obtained from them in connection with this Agreement, and shall not retain any copies thereof.

                  2.5 PUBLIC ANNOUNCEMENTS. The parties will consult with each other before issuing any press releases or otherwise making any public statement with respect to this Agreement or any of the transactions contemplated hereby and no party will issue any such press release or make any such public statement without the prior written consent of the other parties, except as may be required by law or by the rules and regulations of any governmental authority or securities exchange.

                  2.6 EMPLOYMENT AGREEMENT. On the date hereof, but effective only upon consummation of the Closing, Frank shall enter into an employment agreement with CHS in the form of Schedule 2.6 hereto (the "Employment Agreement"). The Employment Agreement will be amended prior to Closing as necessary to provide Frank pension, disability and death benefits similar to those provided in his contract with F&W dated March 24, 1994 and listed in
Schedule 3.17. At Closing, the Employment Agreement, as so amended, shall replace and supersede all existing employment, benefit and similar contracts between Frank and F&W. So long as Frank's employment

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under the Employment Agreement has not been terminated, CHS shall not use its position, as shareholder of F&W, to remove Frank as Geschaftsfuhrer of F&W.

                  2.7 MC DOS; BKF. Upon payment of the purchase price due to F&W for MC DOS and BKF, F&W shall transfer any and all of its remaining interest (as trustee or otherwise) in MC DOS and BKF to the buyer of MC DOS and BKF.

                  2.8 RELEASE OF FRANK GUARANTEE. CHS shall use its best efforts to cause the banks listed in Schedule 2.8 to release Frank, at Closing, from his personal guarantee of the loans payable to such banks. If the banks do not release Frank as contemplated hereby, and F&W defaults on any of the bank loans after Closing, CHS shall indemnify Frank for any amounts Frank is required to pay such banks on account of their loans to F&W.

         3.       REPRESENTATIONS, COVENANTS AND WARRANTIES OF FRANK.

                  To induce CHS to enter into this Agreement and to consummate the Share Exchange, Frank represents and warrants to and covenants with CHS that:

                  3.1 ORGANIZATION; COMPLIANCE. F&W and each Subsidiary are limited liability companies, validly existing and in good standing under the laws of Germany. F&W and each Subsidiary is: (i) entitled to own or lease its properties and to carry on its business as and in the places where such business is now conducted; and (ii) duly licensed in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license necessary. Schedule 3.1 lists all locations where F&W or any Subsidiary has an office or place of business (the "Branch Locations") and the nature of the ownership interest in such property (fee, lease, or other).

                  3.2 CAPITALIZATION AND RELATED MATTERS.

                             3.2.1     F&W has a nominal capital consisting of
DM 17,000,000, as described in the recitals of this Agreement (the "F&W Capital"). All of the F&W Capital, and all of the Subsidiary Capital (defined in
Section 3.3), is fully paid, properly registered and is not subject to any further payment obligations, and none of the shares of F&W or any Subsidiary was acquired by Frank or F&W (as the case may be) in violation of the preemptive rights of any person.

                             3.2.2     There are not outstanding any securities
convertible into shares, capital of, or ownership interests in, F&W or any Subsidiary nor any rights to subscribe for or to purchase,

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or any options for the purchase of, or any agreements providing for the issuance
(contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any such shares, capital or ownership interests. Neither F&W nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares or capital.

                             3.2.3     Frank: (i) owns and will transfer to CHS
at Closing 100% of the shares, capital or other ownership interest in F&W, free and clear of all claims, liens, options, agreements, usufructuary rights, restrictions, and encumbrances whatsoever; and (ii) is not a party to any agreement, understanding or arrangement, direct or indirect (including without limitation any marriage or pre-nuptial contract), relating to the shares or capital of, or ownership interests in, F&W, including without limitation, agreements, understandings or arrangements regarding voting or sale thereof. A written approval of this Agreement and the transactions contemplated hereby, signed by Frank's wife, is set forth in Schedule 3.2.

                  3.3 SUBSIDIARIES. Except as otherwise described in Schedule 3.3, F&W: (i) owns the shares, capital and other ownership interest in each Subsidiary, in the amounts shown on Schedule 3.3, free and clear of all claims, liens, options, agreements, restrictions, and encumbrances whatsoever; and (ii) is not a party to any agreement, understanding or arrangement, direct or indirect, relating to the shares or capital of, or ownership interests in, any Subsidiary, including without limitation, agreements, understandings, or arrangements regarding voting or sale thereof. Except for the Subsidiaries, BKF and MC DOS, F&W owns: (A) no capital or shares of capital stock of any other corporation, including any joint stock company, and (B) no other proprietary interest in any company, partnership, trust or other entity. Schedule 3.3 contains a description of: (x) the nominal capital of each Subsidiary (the "Subsidiary Capital"); and (y) the business of each Subsidiary.

                  3.4 EXECUTION; NO INCONSISTENT AGREEMENTS; ETC. This Agreement is a valid and binding agreement of Frank, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors' rights generally, and the availability of equitable remedies. Except as described in Schedule 3.4, the execution and delivery of this Agreement by Frank does not, and the consummation of the transactions contemplated hereby will not, constitute: (i) a breach or violation of the articles of association or by-laws (if any) of F&W or any Subsidiary;
(ii) a violation of any law, regulation, judgment, order, License (hereinafter defined) or

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decree applicable to Frank, F&W or any Subsidiary; or (iii) a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which F&W, any Subsidiary, or Frank is a party, pursuant to which F&W or any Subsidiary otherwise receives benefits, or to which any of the properties of F&W or any Subsidiary is subject.

                  3.5 FINANCIAL STATEMENTS.

                             (a)       Frank has delivered to CHS the audited
consolidated Balance Sheets of F&W as of December 31, 1995 and 1994, and the audited Statements of Income and Cash Flows for the two fiscal years ended December 31, 1995, in draft form (the "Audited Financial Statements"), the unaudited Balance Sheet of F&W as of July 31, 1996, and the unaudited Statements of Income and Cash Flows for the seven months ended July 31, 1996. The Balance Sheet of F&W as of July 31, 1996 is hereinafter referred to as the "1996 F&W Balance Sheet". At least 10 days prior to Closing, Frank shall deliver final Audited Financial Statements, certified by F&W's independent auditors, and such statements shall not differ materially, in form or substance, from the draft Audited Financial Statements delivered prior to the date hereof. The financial statements described in this subsection (a), and any financial statements to be delivered under subsection (c) below, are referred to collectively as the "F&W Financial Statements".

                             (b)       Except as described in Schedule 3.5, the
F&W Financial Statements have been and will be prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), applied on a consistent basis, and fairly reflect in all material respects the financial condition of F&W and each Subsidiary as at the dates thereof and the results of the operations of F&W and each Subsidiary for the periods then ended; except that the unaudited financial statements are subject to normal year-end adjustments which are not expected to be material in amount or effect, and do not contain all the disclosures required by GAAP.

                             (c)       Until Closing, Frank will furnish to CHS
unaudited interim financial statements of F&W and each Subsidiary for each month subsequent to July 1996, as soon as practicable but in any event within thirty
(30) days after the close of each such month.

                  3.6 LIABILITIES. Except as disclosed in Schedule 3.6, neither F&W nor any Subsidiary has any material debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, except: (i) those reflected on the 1996 F&W Balance

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Sheet, including the notes thereto, and (ii) liabilities incurred in the ordinary course of business since July 31, 1996, none of which have had or will have a material adverse effect on the financial condition of F&W or such Subsidiary.

                  3.7 ABSENCE OF CHANGES. Except as described in Schedule 3.7, from July 31, 1996 to the date of this Agreement: (i) there has not been any adverse change in the business, assets, liabilities, results of operation, prospects or financial condition of F&W or any Subsidiary or in their relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which, singularly or in the aggregate, have had or will have a material adverse effect on the business, properties or financial condition of F&W and its Subsidiaries taken as a whole; and (ii) the business of F&W and each Subsidiary has been operated in the ordinary course, consistent with past practice, and in accordance with the covenants and limitations set forth in Section 5.1, as if such covenants and limitations had been binding since July 31, 1996.

                  3.8 TITLE TO PROPERTIES. F&W and each Subsidiary have good and marketable title to all of their properties and assets, real and personal, including, but not limited to, those reflected in the 1996 F&W Balance Sheet (except as since sold or otherwise disposed of in the ordinary course of business, or as expressly provided for in this Agreement), free and clear of all encumbrances, liens or charges of any kind or character except: (a) those securing liabilities of F&W or any Subsidiary incurred in the ordinary course (with respect to which no material default exists); (b) liens of 1996 real estate and personal property taxes; and (c) imperfections of title and encumbrances, if any, which, in the aggregate (i) are not substantial in amount,
(ii) do not detract from the value of the property subject thereto or impair the operations of F&W or any Subsidiary, and (iii) do not have a material adverse effect on the business, properties or assets of F&W or any Subsidiary.

                  3.9 COMPLIANCE WITH LAW. The business and activities of F&W and each Subsidiary have at all times been conducted in accordance with its articles of association and any applicable law, regulation, ordinance, order, License, permit, rule, injunction or other restriction or ruling of any court or administrative or governmental agency, ministry, or body, except where the failure to do so would not result in a material adverse effect on F&W and the Subsidiaries, taken as a whole.

                  3.10 TAXES. F&W and each Subsidiary have duly filed all material federal, state, local and foreign tax returns and reports, and all returns and reports of all other governmental units having

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jurisdiction with respect to taxes (including, without limitation, income tax or
VAT) imposed on them or on their income, properties, sales, franchises, operations or employee benefit plans or trusts, all such returns were complete and accurate when filed, and all taxes and assessments payable by F&W and by each Subsidiary have been paid to the extent that such taxes have become due. Except as described in Schedule 3.10, all taxes accrued or payable by F&W and by each Subsidiary for all periods through July 31, 1996 have been paid in full, or accrued and reflected in the F&W Financial Statements, whether or not due and payable and whether or not disputed. F&W and each Subsidiary have withheld proper and accurate amounts from their employees for all periods in full compliance with the tax withholding provisions of applicable foreign, federal, state and local tax law. Except as set forth in Schedule 3.10, there are not now any examinations of the income tax returns of F&W or any Subsidiary pending, or to the best of Frank's knowledge, any proposed deficiencies or assessments against F&W or any Subsidiary of additional taxes of any kind. Frank shall cause F&W and each Subsidiary to duly and timely prepare and file all returns and reports (which are due prior to the Closing Date) of all governmental units having jurisdiction with respect to taxes (including, without limitation, income tax or VAT) imposed on F&W or any Subsidiary or on their income, properties, sales, franchises, operations or employee benefit plans or trusts, and all such returns will be complete and accurate when filed.

                  3.11 REAL PROPERTIES. The real property owned by F&W and each of its Subsidiaries (collectively the "Real Property") is listed on Schedule
3.11. Correct legal descriptions of each tract and building comprising the Real Property have been delivered to CHS. The Real Property is free from any use or occupancy restrictions, except those imposed by applicable zoning laws, ordinances and regulations, and from all special taxes or assessments, except those generally applicable to other properties in the tax districts in which the Real Property is located. No options have been granted to others to purchase or rent any interest in the Real Property, or any part thereof. F&W and its Subsidiaries have the exclusive right of possession of each tract or building comprising the Real Property. Neither F&W nor any Subsidiary has caused any work or improvements to be performed upon or made to any of the Real Property for which there remains outstanding any material payment obligation that would or might serve as the basis for any lien.

                  3.12 LEASES OF REAL PROPERTY. All leases pursuant to which F&W or any Subsidiary is lessee or lessor of any real property (the "F&W Leases") are listed in Schedule 3.12 and are valid and enforceable in accordance with their terms; there is not under any of such leases any material default or any claimed

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material default by F&W or any Subsidiary or any event of default or event which with notice or lapse of time, or both, would constitute a material default by F&W or by any Subsidiary and in respect to which F&W or any Subsidiary has not taken adequate steps to prevent a default on its part from occurring. The copies of the F&W Leases heretofore furnished to CHS are true, correct and complete, and such Leases have not been modified in any respect since the date they were so furnished, and are in full force and effect in accordance with their terms. F&W and each Subsidiary are lawfully in possession of all real properties of which they are a lessee.

                  3.13 CONTINGENCIES. Except as disclosed in Schedule 3.13, there are no actions, suits, claims or proceedings pending or, to the knowledge of Frank, threatened against, by or affecting, F&W or any Subsidiary in any court or before any arbitrator or governmental agency that may have a material adverse effect on F&W or any Subsidiary or which could materially and adversely affect the right or ability of Frank to consummate the transactions contemplated hereby. To the knowledge of Frank, there is no valid basis upon which any such action, suit, claim or proceeding may be commenced or asserted against F&W or any Subsidiary.

                  3.14 MATERIAL CONTRACTS. Schedule 3.14 contains a complete list of all contracts of F&W and each Subsidiary which involve consideration in excess of the equivalent of $100,000 or have a term of one year or more. Frank has delivered to CHS a true, correct and complete copy of each of the written contracts, and a summary of each oral contract, listed on Schedule 3.14. Except as disclosed in Schedule 3.14: (i) F&W and each Subsidiary have performed all material obligations to be performed by it under all such contracts, and is not in material default thereof, and (ii) no condition exists or has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by F&W or any Subsidiary or accelerate the maturity of, or otherwise modify, any such contract, and (iii) all such contracts are in full force and effect. No material default by any other party to any of such contracts is known or claimed by F&W or any Subsidiary to exist.

                  3.15 INSURANCE. Schedule 3.15 contains a complete list of all policies of insurance presently maintained by F&W or any Subsidiary, all of which are, and will be maintained through the Closing Date, in full force and effect; and all premiums due thereon have been paid and F&W and each Subsidiary have not received any notice of cancellation with respect thereto. F&W and each Subsidiary have heretofore delivered to CHS or its representatives a true, correct and complete copy of each such insurance policy.

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                  3.16 EMPLOYMENT AND LABOR MATTERS. Schedule 3.16 lists each employee of F&W and each Subsidiary whose aggregate compensation (including commission and bonus) for 1996 is expected to exceed $100,000, and sets forth the compensation payable to each of them in 1996. Except as set forth in
Schedule 3.16, neither F&W nor any Subsidiary is a party to any collective bargaining agreement (whether industry wide or on a company level) or agreement of any kind with any union or labor organization. There has not been any attempt by any union or other labor organization to organize any of F&W's or any Subsidiary's employees at any time in the past five (5) years.

                  3.17 EMPLOYEE BENEFIT MATTERS.

                             (a)       Except as disclosed in Schedule 3.17,
neither F&W nor any Subsidiary provides, nor is it obligated to provide, directly or indirectly, any benefits for employees other than salaries, sales commissions and bonuses, including any pension, profit sharing, stock option, retirement, bonus, hospitalization, insurance, severance, vacation or other employee benefits (including any housing or social fund contributions) under any practice, agreement or understanding.

                             (b)       Each employee benefit plan maintained by
or on behalf of F&W or any Subsidiary or any other party (including any terminated pension plans) which covers or covered any employees or former employees of F&W or any Subsidiary ("Employee Benefit Plan") is listed in
Schedule 3.17. F&W and each Subsidiary have delivered to CHS true and complete copies of all such plans and any related documents. With respect to each such plan: (i) no litigation, administrative or other proceeding or claim is pending, threatened, or anticipated involving such plan; (ii) there are no outstanding requests for information by participants or beneficiaries of such plan; and
(iii) such plan has been administered in compliance in all material respects with all applicable laws and regulations.

                             (c)       F&W and each Subsidiary have timely made
payment in full of all contributions to all of the Employee Benefit Plans which F&W or any Subsidiary was obligated to make prior to the date hereof; and there are no contributions declared or payable by F&W or any Subsidiary to any Employee Benefit Plan which, as of the date hereof, have not been paid in full.

                             (d)       F&W and each Subsidiary have complied
with all obligations with respect to any housing or social funds established by F&W or any Subsidiary or required by law.

                  3.18 POSSESSION OF FRANCHISES, LICENSES, ETC. Except as described in Schedule 3.18, F&W and each Subsidiary: (i) possess all material franchises, certificates, licenses, permits and other authorizations (hereinafter collectively referred to as "Licenses") from governmental authorities, political subdivisions or regulatory authorities that are necessary for the ownership, maintenance and operation of its business in the manner presently conducted; (ii) are not in violation of any provisions thereof; and
(iii) have maintained and amended, as necessary, all material Licenses and duly completed all filings and notifications in connection therewith.

                  3.19 ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 3.19: (i) neither F&W nor any Subsidiary is in violation, in any material respect, of any law, regulation, order, permit, License or decree regulating emissions into the environment and the proper disposal of materials; (ii) F&W and each Subsidiary have received all permits and approvals with respect to emissions into the environment and the proper collection, storage, transport, distribution or disposal of materials required for the operation of its business at present operating levels; and (iii) neither F&W nor any Subsidiary is liable or responsible for any material clean up, fines, liability or expense arising under any environmental law, regulation or order as a result of the disposal of wastes or other materials in or on the property of F&W or any Subsidiary (whether owned or leased), or in or on any other property, including property no longer owned, leased or used by F&W or any Subsidiary.

                  3.20 AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES. Except as set forth in Schedule 3.20, neither F&W nor any Subsidiary is, or since December 31, 1994 has been, a party to any contract, loan, agreement, lease or transaction, or any other commitment, which would be required to be disclosed by F&W, pursuant to Item 404 of Regulation S-K, promulgated by the SEC (17 C.F.R.
section 229.404) ("Item 404"), assuming F&W were an issuer registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934.

                  3.21 AUTHORITY TO CONDUCT BUSINESS; INTELLECTUAL PROPERTY RIGHTS. F&W and its Subsidiaries have the means and rights to sell, offer for sale and use the items and perform the services now being offered for sale, sold, used or performed by them, without incurring any liability for license fees or royalties or any claims of infringement of patents, trade secrets, copyrights, trademark or service mark rights. Except as set forth in Schedule 3.21, neither F&W nor any of its Subsidiaries is a party, either as licensor or licensee, to any license agreement for any patent, process, trade secret, software, trademark, service mark, trade name or copyright. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by F&W and its Subsidiaries, are listed in
Schedule 3.21, and to the extent indicated thereon, have been duly registered in, filed in or issued by the corresponding agency or office of the Federal Republic of Germany. F&W and its Subsidiaries have: (i) the exclusive right to use the name "Frank & Walter" in Germany, (ii) made all filings and publications required to register and perfect such exclusive right, and (iii) complied with all applicable laws relating to the filing or registration of "fictitious names" or trade names.

                  3.22 INVENTORIES. The products, materials, supplies and parts held by F&W and the Subsidiaries for their use or for sale to customers are properly reflected and accounted for on the F&W Financial Statements in accordance with GAAP.

                  3.23 RECEIVABLES. All notes receivable and accounts receivable shown on the F&W Financial Statements are properly reflected and accounted for in accordance with GAAP.

                  3.24 NET BOOK VALUE. The net book value of F&W, determined as provided herein ("Net Book Value"), was no less than negative DM 10,700,000 as of July 31, 1996, and shall be no less than such amount as of the Closing Date. For purposes of this Agreement, "Net Book Value" means the net book value of F&W determined in accordance with GAAP, but reduced by: (i) DM 8,500,000; and (ii) any value shown on the books or financial statements of F&W for (A) F&W's interest in MC DOS, BKF, or any non-cash proceeds received or to be received from the sale thereof, (B) the deferred tax asset shown on the F&W Financial Statements, and (C) any goodwill shown on the F&W Financial Statements. In addition, Net Book Value shall be computed prior to giving effect to the CHS Contribution.

                  3.25 FULL DISCLOSURE. No representation or warranty of Frank contained in this Agreement, and none of the statements or information concerning F&W or any Subsidiary contained in this Agreement, the Exhibits or the Schedules, or in any other schedule, certificate or document provided to CHS by or on behalf of F&W or Frank contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.       REPRESENTATIONS AND WARRANTIES OF CHS.

                  To induce Frank to enter into this Agreement and to consummate the transactions contemplated hereby, CHS represents and warrants to and covenants with Frank as follows:

                  4.1 ORGANIZATION. CHS is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with its principal office in Miami, Florida. CHS and each of its subsidiaries is entitled to own or lease its properties and to carry on its business as and in the places where such business is now conducted, and CHS and each of its subsidiaries is duly licensed and qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary, except where such failure would not result in a material adverse effect on CHS or its subsidiaries.

                  4.2 CAPITALIZATION AND RELATED MATTERS.

                             4.2.1     CHS has authorized capital stock
consisting of: (i) 5,000,000 shares of Preferred Stock, none of which are issued or outstanding; and (ii) 100,000,000 shares of common stock, $.001 par value per share, of which 12,174,073 common shares were issued and outstanding as of June 30, 1996. The CHS Shares to be issued to Frank will be, as of the Closing Date, duly and validly authorized and issued, and fully paid and non-assessable, and will be issued to Frank free of all encumbrances, claims and liens whatsoever. No shares of CHS Common Stock are held as treasury stock.

                             4.2.2     Except as disclosed in the SEC Documents,
there are not outstanding any securities convertible into capital stock of CHS, or any of its subsidiaries, or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any such capital stock, except for employee stock options issued in the ordinary course of business since June 6, 1996. Neither CHS nor any of its subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares or capital.

                  4.3 EXECUTION; NO INCONSISTENT AGREEMENTS; ETC. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by CHS, and this Agreement is a valid and binding agreement of CHS, enforceable against CHS in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors' rights generally, and the availability of equitable remedies. The execution and delivery of this Agreement by CHS does not, and the consummation of the transactions contemplated hereby will not, constitute: (i) a breach or violation of the charter or by-laws of CHS; (ii) a violation of any law, regulation, judgment, order, license, or decree applicable to CHS or any of its subsidiaries; or (iii) a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which CHS or any of its subsidiaries is a party, pursuant to which any of them otherwise receive benefits, or by which any of their properties may be bound.

                  4.4 FINANCIAL STATEMENTS. CHS has delivered to Seller the consolidated audited Balance Sheets of CHS as at December 31, 1995 and 1994, the unaudited Balance Sheet of CHS as at September 30, 1996, the consolidated audited Statements of Income and Cash Flows for the two fiscal years ended December 31, 1995, and the unaudited consolidated statements of Income and Cash Flows for the nine months ended September 30, 1996 (collectively, the "CHS Financial Statements"). The CHS Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis, and fairly reflect in all material respects the consolidated financial condition of CHS and its subsidiaries as at the dates thereof and the consolidated results of CHS's operations for the periods then ended; except that the unaudited financial statements are subject to normal year-end adjustments which are not expected to be material in amount or effect, and do not contain all the disclosures required by GAAP.

                  4.5 SEC DOCUMENTS. The SEC Documents were timely filed with the SEC, and on the dates filed (or the effective date, in the case of the Prospectus): (i) complied in all material respects with the requirements of the 1933 Act and the Securities and Exchange Act of 1934 (the "1934 Act") and the rules promulgated thereunder; and (ii) did not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.6 LIABILITIES. Neither CHS nor any of its subsidiaries has any material debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, except (i) those reflected on the CHS Financial Statements, including the notes thereto; (ii) liabilities incurred in the ordinary course of business since September 30, 1996, none of which have had or will have a material adverse effect on the financial condition of CHS and its subsidiaries taken as a whole; and (iii) liabilities arising in connection with CHS' acquisition of the European and Latin American business of Merisel, Inc. (the "Merisel Acquisition") .

                  4.7 CONTINGENCIES. There are no actions, suits, claims or proceedings pending or, to the knowledge of CHS' management, threatened against, by or affecting CHS or any of its subsidiaries in any court or before any arbitrator or governmental agency which could have a material adverse effect on CHS and its subsidiaries taken as a whole or which could materially and adversely affect the right or ability of CHS to consummate the transactions contemplated hereby.

                  4.8 FULL DISCLOSURE. No representation or warranty of CHS contained in this Agreement, and none of the statements or information concerning CHS contained in this Agreement, the Exhibits or the Schedules, or in any other certificate, schedule or document provided to Frank by or on behalf of CHS, contains or will contain any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.9 ABSENCE OF CHANGES. Except as described in the SEC Documents, from September 30, 1996 to the date of this Agreement, the business of CHS and each Subsidiary has been operated in the ordinary course, consistent with past practice, and there has not been any adverse change in the business, assets, liabilities, results of operation, prospects or financial condition of CHS or any of its subsidiaries or in their relationships with suppliers, customers, employees, lessors or others, other than: (i) changes in the ordinary course of business, none of which, singularly or in the aggregate, have had or will have a material adverse effect on the business, properties or financial condition of CHS and its subsidiaries taken as a whole; and (ii) changes in connection with the Merisel Acquisition.

                  4.10 ENVIRONMENTAL MATTERS. Except as disclosed in the SEC
Documents: (i) neither CHS nor any of its subsidiaries is in violation, in any material respect, of any law, regulation, order, permit, License or decree regulating emissions into the environment and the proper disposal of materials;(ii) CHS and its subsidiaries have received all permits and approvals with respect to emissions into the environment and the proper collection, storage, transport, distribution or disposal of materials required for the operation of its business at present operating levels; and (iii) neither CHS nor any of its subsidiaries is liable or responsible for any material clean up, fines, liability or expense arising under any environmental law, regulation or order as a result of the disposal of wastes or other materials in or on the property of CHS or any of its subsidiaries (whether owned or leased), or in or on any other property, including property no longer owned, leased or used by CHS or any of its subsidiaries.

                  4.11 TAXES. CHS and each of its subsidiaries have duly filed all material federal, state, local and foreign tax returns and reports, and all returns and reports of all other governmental units having jurisdiction with respect to taxes (including, without limitation, income tax or VAT) imposed on them or on their income, properties, sales, franchises, operations or employee benefit plans or trusts, all such returns were complete and accurate when filed, and all taxes and assessments payable by CHS and by each of its subsidiaries have been paid to the extent that such taxes have become due. All taxes accrued or payable by CHS and by each of its subsidiaries for all periods through September 30, 1996 have been paid in full, or accrued and reflected in the CHS Financial Statements, whether or not due and payable and whether or not disputed. CHS and each of its subsidiaries have withheld proper and accurate amounts from their employees or all periods in full compliance with the tax withholding provisions of applicable foreign, federal, state and local tax law. There are not now any examinations of the income tax returns of CHS or any of its subsidiaries pending, or to the best of CHS' knowledge any proposed deficiencies or assessments against CHS or any of its subsidiaries of additional taxes of any kind. CHS shall cause itself and each of its subsidiaries to duly and timely prepare and file all returns and reports (which are due prior to the Closing Date) of all governmental units having jurisdiction with respect to taxes (including, without limitation, income tax or VAT) imposed on CHS or any of its subsidiaries or on their income, properties, sales, franchises, operations or employee benefit plans or trusts, and all such returns will be complete and accurate when filed.

                  4.12 AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES. Except as set forth in Schedule 4.12, neither CHS nor any of its subsidiaries is, or since December 31, 1994 has been, a party to any contract, loan, agreement, lease or transaction, or any other commitment, which is required to be disclosed pursuant to Item 404 and which has not been disclosed in the Prospectus.

         5.       CONDUCT OF BUSINESS PENDING CLOSING.

                  Frank covenants and agrees that between the date hereof and the Closing Date:

                  5.1 BUSINESS IN THE ORDINARY COURSE. The business of F&W and each Subsidiary shall be conducted only in the ordinary course, without the creation of any additional indebtedness for borrowed money, provided that F&W and each Subsidiary may continue to draw on its existing lines of credit in a manner consistent with its past practice. Without limiting the generality of the foregoing:

                             (a)       Frank shall use his best efforts to
preserve F&W's and each Subsidiary's business organization, to keep available the services of F&W's and each Subsidiary's employees, to preserve the goodwill of the suppliers, customers and others having business relations with F&W and any Subsidiary after the Closing Date on terms satisfactory to CHS; and

                             (b)       Neither F&W nor any Subsidiary shall
pledge, sell or otherwise transfer any of its assets, except for sales of inventory in the ordinary course of business.

                  5.2 NO MATERIAL CHANGES. Neither F&W nor any Subsidiary shall materially alter any of its organization, capitalization, or financial structure, practices or operations. Without limiting the generality of the foregoing:

                             (a)       No change shall be made in the articles
of association or by-laws (if any) of F&W or any Subsidiary;

                             (b)       No change shall be made in the capital
of F&W or any Subsidiary or the number of shares of F&W or any Subsidiary;

                             (c)       Neither F&W nor any Subsidiary shall
issue or grant any right or option to purchase or otherwise acquire any of its capital, stock or shares or other securities;

                             (d)       No dividend or other distribution or
payment shall be declared or made with respect to any of the capital, stock or shares of F&W or any Subsidiary, and neither F&W nor any Subsidiary shall, directly or indirectly, redeem, purchase or otherwise acquire any of its respective capital, stock or shares; and

                             (e)       No change shall be made affecting the
banking arrangements of F&W or any Subsidiary, except as set forth in Sections
7.5 and 2.8.

                  5.3 COMPENSATION. No increase shall be made in the compensation or employee benefits payable or to become payable to any director, officer, employee or agent of F&W or any Subsidiary, and no bonus or profit-share payment or other arrangement (whether current or deferred) shall be made to or with any such director, officer, employee or agent, except in the ordinary course of business and consistent with prior practices.

         6.       CONDITIONS TO OBLIGATIONS OF ALL PARTIES.

                  The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing, of each of the following conditions; any or all of which may be waived in whole or in part by the joint agreement of CHS and Frank:

                  6.1 ABSENCE OF ACTIONS. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation or to seek damages in a material amount by reason of the transactions contemplated hereby, and no governmental authority shall have asserted that the within transactions (or any other pending transaction involving CHS or any of its subsidiaries, Frank, F&W or any Subsidiary when considered in light of the effect of the within transactions) shall constitute a violation of law or give rise to material liability on the part of Frank, F&W, CHS or any of their subsidiaries.

                  6.2 CONSENTS. The parties shall have received from any suppliers, lessors, lenders, lien holders or governmental authorities (including U.S. antitrust and German competition law authorities), bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, or any part hereof, such consents, authorizations and approvals as are necessary for the consummation hereof, including the consents listed on Schedule 6.2.

         7.       CONDITIONS TO OBLIGATIONS OF CHS.

                  All obligations of CHS to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by CHS:

                  7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Frank contained in this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of Frank in connection with the transactions contemplated by this Agreement shall be true, correct and complete in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true, correct and complete at and as of such time in all material respects.

                  7.2 COMPLIANCE WITH AGREEMENTS AND CONDITIONS. Frank shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by him prior to or on the Closing Date.

                  7.3 ABSENCE OF MATERIAL ADVERSE CHANGES. No material adverse change in the financial condition, operations, activities or business of F&W and its Subsidiaries, taken as a whole, shall have occurred, no substantial part of the assets of F&W and its Subsidiaries, taken as a whole, not substantially covered by insurance shall have been destroyed due to fire or other casualty, and no event shall have occurred which has had or will have a material adverse effect on the business, prospects, properties or financial condition of F&W and its Subsidiaries taken as a whole.

                  7.4 CERTIFICATE OF FRANK. Frank shall have executed and delivered, or caused to be executed and delivered, to CHS one or more certificates, dated the Closing Date, certifying in such detail as CHS may reasonably request to the fulfillment and satisfaction of the conditions specified in this Section 7 as well as Section 6.

                  7.5 CREDIT ARRANGEMENTS. The financial institutions listed on
Schedule 7.5 shall have: (i) approved the Stock Exchange contemplated hereby; and (ii) agreed to maintain F&W's loans, lines of credit and credit arrangements (collectively "Loans") in effect after Closing, without any change thereto which, in CHS' reasonable opinion, would be material and adverse to F&W or CHS; provided, however, that a requirement that CHS guarantee such Loans shall not be considered a material adverse change for purposes of this subsection.

         8.       CONDITIONS TO OBLIGATIONS OF FRANK.

                  All of the obligations of Frank to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part, by Frank:

                  8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of CHS in connection with the transactions contemplated by this Agreement shall be true, correct and complete in all material respects when made and shall be deemed to be made again at and as of the Closing Date and shall be true, correct and complete at and as of such time in all material respects.

                  8.2 COMPLIANCE WITH AGREEMENTS AND CONDITIONS. CHS shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  8.3 ABSENCE OF MATERIAL ADVERSE CHANGES. No material adverse change in the financial condition, operations, activities or business of CHS and its subsidiaries, taken as a whole, shall have occurred, no substantial part of the assets of CHS and its subsidiaries, taken as a whole, shall have been destroyed due to fire or other casualty, and no event shall have occurred which has had, or will have a material adverse effect on the business, properties or financial condition of CHS and its subsidiaries, taken as a whole.

                  8.4 CERTIFICATE. CHS shall have delivered to Frank a certificate, executed by an executive officer and dated the Closing Date, certifying in such detail as counsel for Frank may reasonably request to the fulfillment and satisfaction of the conditions specified in this Section 8 as well as Section 6.

                  8.5 COMTRAD AGREEMENT. On the date hereof, but effective as of the Closing Date, Comtrad, Inc. and Comtrad Holdings, Inc. (collectively "Comtrad") shall enter into an agreement with Frank, in the form of Schedule 8.5, under the terms of which Comtrad will agree to: (i) vote all their shares in CHS to elect Frank to CHS' Board of Directors, in accordance with the terms of such agreement; and (ii) cause certain of Frank's CHS Shares to be registered under the 1933 Act, if and when Comtrad's Common Stock is registered, and on the same terms.

         9.       INDEMNITY.

                  9.1 INDEMNIFICATION BY FRANK. Subject to Section 9.5, Frank (the "Indemnitor") shall defend, indemnify and hold harmless CHS, its direct and indirect parent corporations, subsidiaries (including F&W, after Closing) and affiliates, their officers, directors, employees and agents (collectively, the "Indemnitees") against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, "Indemnified Losses"), suffered or incurred by any Indemnitee by reason of, or arising out of:

                             (1)       any misrepresentation, breach of
warranty or breach or nonfulfillment of any agreement of Frank contained in this Agreement or in any certificate, schedule, instrument or document delivered to CHS by or on behalf of Frank or F&W or any Subsidiary pursuant to the provisions of this Agreement; and

                             (2)       any obligations and liabilities of MC
DOS or BKF, of any nature whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise; and

                             (3)       any liabilities of F&W or any Subsidiary
of any nature whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, arising or occurring between the date hereof and the Closing Date, except for liabilities arising in the ordinary course of business, none of which shall have a material adverse effect on F&W and its Subsidiaries taken as a whole.

                  9.2 INDEMNIFICATION BY CHS. Subject to Section 9.5, CHS (the "Indemnitor") shall defend, indemnify and hold harmless Frank and his successors (collectively, the "Indemnitees") against and in respect of any and all Indemnified Losses, suffered or incurred by any Indemnitee by reason of or arising out of:

                             (1)       any misrepresentation, breach of
warranty, or breach or non-fulfillment of any material agreement of CHS contained in this Agreement or in any certificate, schedule, instrument or document delivered by CHS to Frank pursuant to the provisions of this Agreement; and

                             (2)       any liabilities of CHS or any subsidiary
of any nature whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, arising or occurring between the date hereof and the Closing Date, except for: (i) liabilities arising in the ordinary course of business, none of which shall have a material adverse effect on CHS and its subsidiaries taken as a whole; and (ii) liabilities arising in connection with the Merisel Acquisition.

                  9.3 DEFENSE OF CLAIMS.

                             (a)       Should any claim or action by a third
party arise after the Closing Date for which an Indemnitor is liable under the terms of this Agreement, the Indemnitee shall notify Indemnitor within ten (10) days after such claim or action arises and is known to Indemnitee, and shall give the Indemnitor a reasonable opportunity to participate in any proceedings and to settle or defend any such claim or action. The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnitor. If the Indemnitor wishes to assume the defense of such claim or action, the Indemnitor shall give written notice to the Indemnitees within ten (10) days after notice from the Indemnitees of such claim or action, and the Indemnitor shall thereafter assume the defense of any such claim or action, through counsel reasonably satisfactory to the Indemnitees, provided that Indemnitees may participate in such defense at their own expense.

                             (b)       If the Indemnitor shall not assume the
defense of, or if after so assuming it shall fail to defend, any such claim or action, the Indemnitees may defend against any such claim or action in such manner as they may deem appropriate and the Indemnitees may settle such claim or action on such terms as they may deem appropriate but subject to the Indemnitor's approval, such approval not to be unreasonably withheld; provided, however, that any such settlement shall be deemed approved by the Indemnitor if the Indemnitor fails to object thereto, by written notice to the Indemnitees, within fifteen (15) days after the Indemnitor's receipt of a written summary of such settlement. The Indemnitor shall promptly reimburse the Indemnitees for the amount of all expenses, legal and otherwise, incurred by the Indemnitees in connection with the defense and settlement of such claim or action.

                             (c)       If a non-appealable judgment is rendered
against any of the Indemnitees in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of any of the Indemnitees, the Indemnitor shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of the Indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnitor shall forthwith pay such judgment or discharge such lien before any of the Indemnitees is compelled to do so.

                  9.4 WAIVER. The failure of any Indemnitee to give any notice or to take any action hereunder shall not be deemed a waiver of any of the rights of such Indemnitee hereunder, except to the extent that Indemnitor is actually prejudiced by such failure.

                  9.5 LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything to the contrary contained in this Agreement, no party shall be responsible hereunder for any Indemnified Loss unless the Indemnitee shall have provided such party with written notice containing a reasonable description of the claim, action or circumstances giving rise to such Indemnified Loss within eighteen
(18) months after the Closing Date (the "Indemnity Notice Period").

                             9.5.1     CAPS ON LOSSES.  Frank's aggregate
liability after Closing for Indemnified Losses shall not exceed DM 2,000,000, and CHS' aggregate liability after Closing for Indemnified Losses shall not exceed DM 2,000,000.

                             9.5.2     PAYMENT FOR INDEMNIFIED LOSSES.

                                       (a)              All indemnity claims
against either Indemnitor by any Indemnitee after Closing shall be satisfied promptly after resolution by the delivery to the Indemnitee of CHS Common Stock, having a value equal to the Indemnified Loss in question. If Frank is prohibited by U.S. securities law or otherwise from delivering CHS Common Stock to an Indemnitee, then Frank may satisfy any claims against him by delivery to CHS of CHS Common Stock, and CHS shall provide to the Indemnitee an equal amount of consideration in the form of CHS Common Stock or otherwise. For purposes of this
Section 9.5, each share of CHS Common Stock shall be deemed to have a value equal to the average closing price of one share of CHS Common Stock as reported by the Nasdaq National Stock Market, computed during the thirty (30) day period ending on the trading day immediately preceding the date such shares of CHS Common Stock are delivered to the Indemnitee.

                                       (b)              In order to insure that
there are sufficient CHS Shares available to satisfy Indemnified Losses after Closing, Frank shall not directly or indirectly, at any time during the Indemnity Notice Period, sell, pledge, or otherwise transfer a number of the CHS Shares having an aggregate value of DM 2,000,000 (the "Restricted Shares"), and if an indemnity claim is timely filed during such period, CHS Shares having an aggregate value equal to the amount of such claim shall remain subject to the foregoing restriction until such claim is finally resolved. The certificates evidencing the Restricted Shares shall be legended to reflect the foregoing restriction. The restrictions imposed herein shall be in addition to any other resale restrictions under applicable securities laws.

                             9.5.3     NO CONSEQUENTIAL DAMAGES; CONVERSION. For
purposes of determining the amount of any Indemnified Losses incurred by any party, (i) no Indemnified Loss shall be deemed to have been sustained by any party to the extent of any lost profits, or consequential or special damages, incurred by such party; and (ii) the conversion rate into or from U.S. dollars shall be at the closing exchange rate published in The Wall Street Journal (U.S. edition) as of the last business day immediately preceding the date the Indemnified Loss is paid to the Indemnitee.

         10.      TERMINATION.

                  10.1 TERMINATION. This Agreement may be terminated at any time on or prior to the Closing:

                             (a) By mutual consent of CHS and Frank; or

                             (b) At the election of CHS if: (i) Frank has
                  breached or failed to perform or comply with any of its representations, warranties, covenants or obligations under this Agreement; or (ii) any of the conditions precedent set forth in Sections 2, 6 or 7 is not satisfied as and when required by this Agreement; or (iii) the Closing has not been consummated within five (5) months from the date hereof; or

                             (c) At the election of Frank if: (i) CHS has
                  breached or failed to perform or comply with any of its representations, warranties, covenants or obligations under this Agreement; or (ii) any of the conditions precedent set forth in Sections 2, 6 or 8 is not satisfied as and when required by this Agreement; or (iii) if the Closing has not been consummated within five (5) months from the date hereof.

                  10.2 MANNER AND EFFECT OF TERMINATION. Written notice of any termination ("Termination Notice") pursuant to this Section 10 shall be given by the party electing termination of this Agreement ("Terminating Party") to the other party or parties (collectively, the "Terminated Party"), and such notice shall state the reason for termination. The party or parties receiving Termination Notice shall have a period of twenty (20) days after receipt of Termination Notice to cure the matters giving rise to such termination to the reasonable satisfaction of the Terminating Party. If the matters giving rise to termination are not cured as required hereby, this Agreement shall be terminated effective as of the close of business on the twentieth (20th) day following the Terminated Party's receipt of Termination Notice. Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others, except that nothing contained herein shall relieve any party from: (i) its obligations under Sections 2.4 and 2.5; or (ii) liability for its breach of any representation, warranty or covenant contained herein, or its failure to comply with the terms and conditions of this Agreement or to perform its obligations hereunder.

         11.      MISCELLANEOUS.

                  11.1       NOTICES.

                             (a)       All notices, requests, demands, or other
communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person or by facsimile transmission, or upon the expiration of seven (7) days after the date sent, if sent by federal express (or similar overnight courier service) to the parties at the following addresses:

                             (i)       If to Frank:

                                       Mr. Carsten Frank
                                       c/o Frank & Walter Computer GmbH
                                       Hansestrasse 47
                                       38112 Braunschweig
                                       Germany
                                       Telecopier: (49-531) 2118-257

                             With a copy to:

                                       Baker & McKenzie
                                       One Prudential Plaza
                                       Suite 3500
                                       130 East Randolph Drive
                                       Chicago, Illinois 60601
                                       Attn:  Dieter A. Schmitz
                                       Telecopier:  (312) 861-2899

                                       and

                                       Dr. H. Busching
                                       Rechtsanwaelte
                                       Schindhelm pp.
                                       Hildesheimer Strasse 9
                                       30169 Hannover
                                       Germany
                                       Telecopier: (49-511) 28-45-299

                             (ii)      If to CHS:

                                       CHS Electronics, Inc.
                                       2153 N.W. 86th Avenue
                                       Miami, FL  33122
                                       Attn:  Craig S. Toll, CFO
                                       Telecopier: (305) 593-0265

                             With a copy to:

                                       Shutts & Bowen
                                       1500 Miami Center
                                       201 South Biscayne Boulevard
                                       Miami, FL  33131
                                       Attn:  Luis A. de Armas, P.A.
                                       Telecopier: (305) 381-9982

                                       and

                                       Dr. Axel Bosch
                                       Curschmann Rechtsanwalte
                                       Baumwall 7
                                       20459 Hamburg
                                       Germany
                                       Telecopier: (49-40) 36-959-36

                             (b)       Notices may also be given in any other
manner permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

                  11.2 EXCLUSIVE REMEDY; SURVIVAL. After Closing, the sole and exclusive remedy of the parties for misrepresentations, breaches of warranty or default of any party in the performance of the agreements and obligations of such party hereunder, or to recover any Indemnified Loss, shall be the obligations of the parties contained in Section 9. The representations, warranties, agreements and indemnifications of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive any investigation heretofore or hereafter made by the parties, and the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing, subject to the limitations of Section 9.5.

                  11.3 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. All Exhibits and Schedules hereto shall be deemed a part of this Agreement. If this Agreement is terminated pursuant to Section 10.1, the other agreements included as Exhibits also shall terminate. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of all of the parties hereto.

                  11.4 RULES OF INTERPRETATION. No ambiguity in any provision hereof shall be construed against a party by reason of the fact it was drafted by such party or its counsel. For purposes of this Agreement: (i) "herein", "hereby", "hereunder", "herewith", "hereafter" and "hereinafter" refer to this Agreement in its entirety, and not to any particular subsection or paragraph;
(ii) all references to a "Section", "Schedule" or "Exhibit" are to a Section of this Agreement or to an Exhibit or Schedule attached hereto or made a part hereof; (iii) accounting terms used but not defined shall have the respective meanings given to them under GAAP; and (iv) the words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation". Although this Agreement was executed December 19, 1986, it will be effective on and as of December 6, 1996, the date the CHS Board of Directors approved the Agreement.

                  11.5 GOVERNING LAW. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the Federal Republic of Germany, except that matters relating to the issuance, sale or resale of the CHS Shares shall be governed by the laws of Florida and the United States. Any dispute, controversy or question of interpretation arising under, out of, in connection with or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, arbitration, in Hamburg, Federal Republic of Germany, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, including the International Arbitration Rules. Any award rendered therein shall be final and binding on the parties thereto, and judgment may be entered thereon in any court having jurisdiction thereof. Each of the parties hereby irrevocably submits to the jurisdiction of any arbitration panel sitting in Hamburg, Federal Republic of Germany, and waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any arbitration at such location.

                  11.6 SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, and successors; provided, however, that no party hereto may assign this Agreement or any rights hereunder, in whole or in part.

                  11.7 PARTIAL INVALIDITY AND SEVERABILITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable.

If any terms of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

                  11.8 WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of a party hereto to exercise, and no delay in exercising, any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other future exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

                  11.9 HEADINGS. The headings as to contents of particular paragraphs of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

                  11.10 EXPENSES. Except as otherwise expressly provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by CHS or Frank as each party incurs such expenses. Frank shall pay all income tax, corporation tax, and similar taxes imposed on Frank in connection with the transactions contemplated hereby. Frank and CHS shall share equally (i) the costs of having this Agreement certified by a notary at such place as may be mutually agreed upon by CHS and Frank, including any later certifications which may become necessary; and (ii) the government filing fees of complying with any antitrust law approvals, and the costs of any counsel engaged jointly by the parties to analyze such approvals or assist the parties therewith. F&W shall not pay or be charged for any cost incurred by or for the benefit of Frank in connection with this Agreement or the transactions contemplated hereby: (i) F&W shall pay all fees and expenses of its auditors in preparing the Financial Statements required hereby; (ii) Frank shall pay the first $100,000 in professional fees charged by his legal and financial advisors in connection with this Agreement and the transactions contemplated hereby; and
(iii) F&W shall pay any excess over $100,000 in professional fees charged by Frank's financial and legal advisors in connection with this Agreement and the transactions contemplated hereby.

                  11.11 FINDER'S FEES. CHS represents to Frank that no broker, agent, finder or other party has been retained by it in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by CHS to be paid for or on account of the transactions contemplated hereby. Frank represents to CHS that no broker, agent, finder or other party has been retained by Frank or F&W in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by Frank or F&W to be paid for or on account of the transactions contemplated hereby.

                  11.12 GENDER. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

         IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be duly executed by their duly authorized officers as of the date first above written.

                                  CHS ELECTRONICS, INC.



                                  By:/s/ MARC J.P. SCHURTZ
                                     -----------------------
                                  Name:  MARC J.P. SCHURTZ



                                  /S/ CARSTEN FRANK
                                  -------------------------------------
                                  CARSTEN FRANK

                             EXHIBIT A - F&W CAPITAL


                             NOMINAL VALUE OF SHARES

                  1.                                   DM  1,020,000
                  2.                                          30,000
                  3.                                         831,600
                  4.                                          30,000
                  5.                                         188,400
                  6.                                       3,548,400
                  7.                                         351,600
                  8.                                         438,000
                  9.                                       1,062,000
                  10.                                      1,000,000
                  11.                                      8,500,000
                                                       -------------
             Total                                     DM 17,000,000